Exhibit 99.1

PRESS RELEASE

COMMUNITY BANCORP. DECLARES

QUARTERLY DIVIDEND

Derby, VT	For immediate release
For more information contact: Richard C. White at (802) 334-7915

     The Board of Directors of Community Bancorp., the parent company of Community National Bank, has declared a cash dividend of $0.17 per share, payable February 1, 2004 to shareholders of record as of January 15, 2004.

     In commenting on the dividend, Chairman and CEO Richard White said that the company was very pleased to be able to increase its dividend to its shareholders by 6.25% this quarter based upon the company's performance through 2003.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.